UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

ANSYS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20853	04-3219960
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 ANSYS Drive, Canonsburg, PA	15317
(Address of principal executive offices)	(Zip Code)

(844) 462-6797

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ANSS	Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2022, ANSYS, Inc. (the “Company”) entered into a new credit agreement providing for a $755 million unsecured term loan facility and a $500 million unsecured revolving facility with PNC Bank, National Association, as administrative agent, swing line lender and an L/C issuer, the lenders party thereto, and the other L/C issuers party thereto (the “Credit Agreement”). Terms used below with initial capital letters that are not otherwise defined herein are as defined in the Credit Agreement.

The term loan facility was advanced by the lenders thereunder to the Company to refinance and replace the Company’s (i) Credit Agreement, dated as of February 22, 2019, as amended, among the Company, as borrower, Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer, the lenders party thereto, and the other L/C issuers party thereto and (ii) Credit Agreement, dated as of November 9, 2020, among the Company, as borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto (together, the “Prior Credit Agreements”). The revolving loan facility will be used for working capital and general corporate purposes. Each of the term loan facility and revolving loan facility matures on June 30, 2027.

Borrowings under the term loan and revolving facilities will accrue interest at a rate that is based on Term SOFR plus an applicable margin or at the base rate plus an applicable margin. The base rate is the highest of (i) the Overnight Bank Funding Rate plus 0.500%, (ii) the PNC Bank, National Association prime rate and (iii) Daily Simple SOFR plus an adjustment for SOFR plus 1.00%. The applicable margin for borrowings is a percentage per annum based on the lower of (1) a pricing level determined by the Company’s then-current consolidated leverage ratio and (2) a pricing level determined by the Company’s debt ratings (if such debt ratings exist). The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default.

The Company also has the option to add certain foreign subsidiaries as borrowers and to borrow in Euros, Sterling, Yen and Swiss Francs under the revolving facility, up to a sublimit of $150 million. Borrowings under the revolving facility denominated in these currencies will accrue interest at a rate that is based on (a) for Euros, €STR, (b) for Sterling, SONIA, (c) for Yen, TONAR and (d) for Swiss Francs, SARON, plus an applicable margin calculated as described above.

The Credit Agreement also contains a financial covenant requiring the Company and its subsidiaries to maintain a consolidated leverage ratio not in excess of 3.50 to 1.00 as of the end of any fiscal quarter (for the four-quarter period ending on such date) with an opportunity for a temporary increase in such consolidated leverage ratio to 4.00 to 1.00 upon the consummation of certain qualified acquisitions for which the aggregate consideration is at least $250 million.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On June 30, 2022, in connection with the Company’s execution of the Credit Agreement, the Company repaid all outstanding obligations under the Prior Credit Agreements. Upon the payoff of these obligations, the Prior Credit Agreements, all related agreements evidencing obligations under the Prior Credit Agreements, and all lender commitments to make loans or other extensions of credit under the Prior Credit Agreements, were terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this current report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated as of June 30, 2022, among ANSYS, Inc., as Borrower, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, the lenders party thereto, and the other L/C Issuers party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSYS, INC.

Date: July 6, 2022	By:	/s/ Janet Lee
Janet Lee
Vice President, General Counsel and Secretary